April 26, 2010


Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the consolidated financial statements of NASB
Financial, Inc. (the Company) as of and for the year ending
September 30, 2010, and the effectiveness of internal control over financial reporting as of September 30, 2010.
On April 14, 2010, we were dismissed. We have read the Company's statements included under Item 4.01 of its Form
8-K dated April 20, 2010, and we agree with such statements, except for the following:

I.   We are not in a position to agree or disagree with:

     a. the Company's statement that the change was recommended by the audit committee of the board of directors and approved by the Company's board of directors;

     b. the Company's statement that it re-engaged BKD, LLP to serve as its principal independent accountant to review the Company's consolidated financial statements for the quarter ended
         December 31, 2009, and for the duration of the year ending September 30, 2010;

     c. the Company's statement that it intends to call the SEC's Office of the Chief Accountant to present its interpretation of authoritative guidance for measuring impairment of the investment in Central Platte and file its quarterly report for the quarter ended December
         31, 2009, upon determination of the accounting method to be utilized for such period; and

     d. the Company's statement that it provided BKD with a copy of the Form 8-K disclosures.

II.  We do not agree with:

     a. the Company's statement that ASC 323-10 does not provide guidance on how to determine impairment on equity method investments; and

     b. the Company's statement with respect to a possible change in its accounting method in measuring impairment of the investment in preparing the financial statements for the quarter ended
         December 31, 2009. As noted in Item 4.01(1), we believe that the Company's method of evaluating potential impairment of the investment was in error, and accordingly, a change to the appropriate method would not be considered a change in accounting principle.

In addition, prior to our dismissal, we were not provided a copy of the requested independent third-party appraisal of the fair value of the investment in Central Platte and were unable to complete our review of the Company's interim financial statements for the quarter ended December 31, 2009. On April 16, 2010, we were advised by the Company's
Chief Executive Officer that on April 13, 2010 the Company received a document electronically from the independent third-party appraiser indicating a preliminary impairment in value of $4.5 million of the Company's investment in Central Platte. We have not been provided a copy of that electronic document.

Very truly yours,

/s/ KPMG LLP